QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

QWEST CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three months ended March 31,
			% Change
	2003	2002
		(AS RESTATED)
OPERATING REVENUES:	$2,877	$3,074	(6.4)
OPERATING EXPENSES:
Employee-related and other operating expenses	1,434	1,559	(8.0)
Depreciation and amortization	689	759	(9.2)
Restructuring, merger-related and other charges	13	—

Operating income	741	756	(2.0)
OTHER EXPENSE (INCOME):
Interest expense — net	173	166	4.2
Other expense (income) — net	2	(14)	N/A

Total other expense — net	175	152	15.1

Income before income taxes and cumulative effect of change in accounting principle	566	604	(6.3)
Income tax provision	216	233	(7.3)

Income before cumulative effect of change in accounting principle	350	371	(5.7)

Cumulative effect of change in acctg. principle, net of tax of $140 and $0, respectively (2)	219	—

NET INCOME	$569	$371	53.4

SELECTED CONSOLIDATED DATA:
Cash dividends paid on common stock to parent	$—	$627	—

(1)
These results are unaudited but include for all periods the estimated impact of various restatements previously disclosed by the company. We believe these results have been prepared in accordance with accounting principles generally accepted in the United States (GAAP); however, the Company can give no assurances that all adjustments to these results are final and that all adjustments necessary to present its financial statements in accordance with GAAP have been identified.

(2)
Amount represents cumulative effect of adopting Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143). SFAS 143 provides new requirements for the recognition of costs of removal of long-lived assets.

QWEST CORPORATION
SELECTED CONSOLIDATED DATA (1)
(UNAUDITED)

	As of or for the twelve months ended December 31,
	2002	2001	% Change
		(AS RESTATED)
Operating revenues (in millions)	$12,012	$12,618	(4.8)

Operating income (in millions)	1,854(2)	2,875	(35.5)

Net income (in millions)	734	1,473	(50.2)

Cash dividends paid on common stock to parent (in millions)	1,915	—	—

Cash and cash equivalents (in billions)	0.3	0.2	50.0

Borrowings (in millions):
Short-term borrowings — non-affiliate	1,254	1,511	(17.0)
Short-term borrowings — affiliate (3)	1,888	2,292	(17.6)

Total short-term borrowings	3,142	3,803	(17.4)

Total long-term borrowings	6,017	5,781	4.1
Total borrowings (affiliate and non-affiliate)	9,159	9,584	(4.4)

Total non-affiliate borrowings	$7,271	$7,292	(0.3)

(1)
These results are unaudited but include for all periods the estimated impact of various restatements previously disclosed by the company. We believe these results have been prepared in accordance with accounting principles generally accepted in the United States (GAAP); however, the Company can give no assurances that all adjustments to these results are final and that all adjustments necessary to present its financial statements in accordance with GAAP have been identified.

(2)
Operating income for the year ended December 31, 2002 includes a net impairment charge of approximately $795 million related to wireless assets.

(3)
Short-term borrowings — affiliate represents borrowings by Qwest Corporation's wholly-owned subsidiary, Qwest Wireless, from other Qwest entities.

QWEST CORPORATION
SELECTED CONSOLIDATED DATA (1)
(UNAUDITED)

	As of March 31, 2003	As of December 31, 2002	% Change
Cash and cash equivalents (in billions) (2)	$1.3	$0.3	333.3

Borrowings (in millions):
Short-term borrowings — non-affiliate	1,104	1,254	(12.0)
Short-term borrowings — affiliate (2)	1,953	1,888	3.4

Total short-term borrowings	3,057	3,142	(2.7)

Total long-term borrowings	6,014	6,017	—
Total borrowings (affiliate and non-affiliate)	$9,071	$9,159	(1.0)

Total non-affiliate borrowings	$7,118	$7,271	(2.1)

(1)
These results are unaudited but include for all periods the estimated impact of various restatements previously disclosed by the company. We believe these results have been prepared in accordance with accounting principles generally accepted in the United States (GAAP); however, the Company can give no assurances that all adjustments to these results are final and that all adjustments necessary to present its financial statements in accordance with GAAP have been identified.

(2)
Short-term borrowings — affiliate represents borrowings by Qwest Corporation's wholly-owned subsidiary, Qwest Wireless, from other Qwest entities.

Operational Highlights and Certain Outlook

        The financial information presented above for the first quarter of 2003 and of 2002 and the full-years 2002, 2001 and 2000 is provided on an "as reported" basis and is unaudited, but includes for all periods the estimated impact of various restatements as of May 29, 2003. We believe these results have been prepared in accordance with accounting principles generally accepted in the United States (GAAP); however, QC can give no assurances that all adjustments to these results are final and that all adjustments necessary to present its financial statements in accordance with GAAP have been identified. In addition much of this financial information is provided on a restated basis. This financial information supersedes previously disclosed or disseminated financial information with respect to QC as to the relevant periods.

        As reported operating revenue for the first quarter of 2003 was $2,877 million, a 6.4 percent decrease from restated operating revenue of $3,074 million reported for the same period last year. First quarter revenues declined primarily due to access line losses. These trends were partially offset by continued growth of our advanced IP product revenue. Operating revenue for full-year 2002 was $12,012 million, a 4.8 percent decline from full-year 2001 operating revenue of $12,618 million.

        Employee related expenses and other operating expenses declined by $125 million, or 8%, over the first quarter of 2003 as compared to the first quarter of 2002.

        For the first quarter of 2003, operating income was $741 million compared with $756 million operating income in the first quarter of 2002. For the full-year 2002, operating income was $1,854 million, compared to $2,875 million in full-year 2001. Full-year 2002 operating income includes an approximate $795 million net impairment charge relating to the long-lived assets at QC's wholly-owned subsidiary, Qwest Wireless, LLC.

        QC's capital expenditures for the first quarter of 2003 were approximately $400 million. QCII expects its consolidated capital spending to be approximately $2.5 billion for full-year 2003, of which QC's portion is expected to be 80-85%.

QC's Current Indebtedness

        Our current indebtedness consists primarily of debentures and medium-term notes. As of December 31, 2002, we had approximately $7.3 billion aggregate principal amount of indebtedness due to non-affiliates (includes approximately $1.2 billion of our senior notes that have matured or will mature in June 2003). The indentures governing such notes contain two material covenants: (1) a prohibition on certain liens that restricts only QC and (2) a limitation on mergers or sales of all or substantially all of the assets of QC, which requires that the transferee or successor assume the obligations in respect of such notes. These notes are unsecured obligations of QC.

        Included in the above amounts is $1.5 billion in bonds we issued in March 2002 with a ten-year maturity and an 8.875% interest rate (which increased to 9.125% from August 9 to August 14, 2002 due to QC not filing a registration statement until August 14, 2002 and then increased to 9.125% again, beginning on October 8, 2002, due to the registration statement not yet being declared effective).

Accounting and Restatement

        We have substantially completed reviewing our accounting policies and practices for full-years 2001 and 2000. Our review has revealed that, in certain cases we have misinterpreted or misapplied GAAP. Accordingly, we announced that we will be restating our financial statements for full-years 2001 and 2000. The adjustments necessary in connection with the restatements also will impact our results for full-years 2003 and 2002. The table below presents selected restatement adjustment information affecting the first quarter of 2002 and the full-years 2001 and 2000. This information reflects those adjustments affecting QC that also may affect QCII and are identified in QCII's separate current report on Form 8-K filed today.

QWEST CORPORATION
SELECTED RESTATEMENT ADJUSTMENT INFORMATION
(DOLLARS IN MILLIONS)
(UNAUDITED)

		For the twelve months ended December 31,
	For the three months ended March 31, 2002
		2001	2000
Estimated restatement adjustments to operating revenue:
Previously reported operating revenue	$3,049	$12,675	$12,300
Aggregate adjustments to revenue	25	(57)	(147)

Total revenue, as adjusted	3,074	12,618	12,153

Estimated restatement adjustments to operating income:
Previously reported operating income	817	3,322	2,492
Aggregate adjustments to operating income	(61)	(447)	(115)

Total operating income, as adjusted	756	2,875	2,377

Estimated restatement adjustments to net income:
Previously reported net income	391	1,737	1,196
Aggregate adjustments to net income	(20)	(264)	8

Total net income, as adjusted	$371	$1,473	$1,204

Restatement Discussion

        Early in 2002, QCII and its board of directors began an analysis of certain of Qwest's accounting transactions. Subsequently, QCII and its board of directors expanded this review to include an assessment of internal controls, as well as accounting policies, practices and procedures. In connection with this review, QCII has discovered items that required restatement in the full-years 2001 and 2000 financial statements. In making these restatements, QC has consulted with KPMG LLP (KPMG). The restatements involve, among other matters, revenue and expense recognition and cost accrual issues for the full-years 2002, 2001 and 2000.

        As of the date of this Form 8-K, the above table illustrates the estimated adjustments to revenue, operating income and net income for the full-years 2001 and 2000 and for the first quarter 2002, resulting from QC's restatement. The restated financial statements are subject to audit by KPMG.

Revenue Adjustments Identified

        Included in revenue adjustments are adjustments resulting from billing errors, revenue recognition and/or related timing and other items.

  •
  Billing Errors. As previously disclosed by QCII, the billing adjustments relate to our wireless business to properly recognize the impact of certain promotional campaigns, involving complementary equipment and minutes-of-use packages. QC expects that the correction to its previously issued financial statements for these items will result in a decrease in previously reported revenue and operating income of approximately $5 million, $47 million and $57 million in the restated first quarter of 2002, and full-years 2001 and 2000 financial statements, respectively.

  •
  Revenue Recognition and/or Related Timing. As previously disclosed by QCII, QC has determined that in certain circumstances QC recognized revenue before the sales process was complete. QC expects the correction to its previously issued financial statements for these items will result in an increase in revenue, operating income and net income of approximately $19 million in the restated first quarter of 2002 financial statements and approximately $19 million in the restated full-year 2001 financial statements. QC also expects this correction will result in a decrease in previously reported revenue and operating income in the restated full-year 2000 financial statements of approximately $90 million and a decrease of approximately $157 million in net income for the same period. The adjustment to net income will be reflected as the cumulative effect of a change in accounting principle in connection with the adoption of Staff Accounting Bulletin No. 101 ("Revenue Recognition in Financial Statements").

  •
  Other Items. Other items include other incorrect applications of accounting principles and other accounting process errors that were individually insignificant. In the aggregate QC expects that these items will result in a decrease in previously reported revenue and operating income.

Operating Income and Net Income Adjustments Identified

        Included in the additional operating income and net income restatement entries are items that result from the mis-accrual of expenses, deferral of costs that are non-recoverable and other items.

  •
  Mis-accrual of Expenses. Mis-accrual of expenses primarily related to merger, employee benefit and compensation expenses. QC expects that the correction to its previously issued financial statements for these items will result in a (decrease)/increase in previously reported operating and net income of approximately ($187) million and $154 million in the restated full-years 2001 and 2000 financial statements, respectively.

  •
  Design Services Costs. As previously disclosed by QCII, during 2001 and 2000, we changed our accounting policy to begin capitalization of certain costs, which were associated with designing, deploying and testing facilities, however some of those were determined to be inappropriately capitalized. We expect that this will result in a decrease of approximately $22 million, $84 million and $100 million in previously reported operating and net income in the restated first quarter of 2002, and full-years 2001 and 2000 financial statements, respectively.

  •
  Related Party Adjustments. Costs for services exchanged with QC's parent had been inaccurately recorded. QC expects that the correction to its previously issued financial statements for these items will result in an increase in previously reported operating and net income of approximately $21 million and $197 million in the restated full-years 2001 and 2000 financial statements, respectively.

  •
  Tax Adjustments. As a result of new restatement entries that affected revenue and expenses in full-years 2001 and 2000 tax benefits/(expenses) of approximately $161 million and ($45) million, respectively, were recognized in net income in these years.

  •
  Other Items. Other items include other incorrect applications of accounting principles and other accounting process errors that were individually insignificant. In the aggregate QC expects the correction to its previously issued financial statements for these items will result in a decrease in previously reported operating and net income.

        QC reiterates that the adjustments to its restated financial statements are subject to audit by KPMG. QC can give no assurances that such aggregate adjustments are final and that all adjustments necessary to present its financial statements in accordance with GAAP have been identified.

QuickLinks

  Exhibit 99.1
QWEST CORPORATION SELECTED CONSOLIDATED DATA (1) (UNAUDITED)